Consents of persons about to become trustees.

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form N-2 of OFI Carlyle Private Credit Fund, and in all subsequent amendments or supplements thereto, including the prospectus contained therein, as a person about to become a trustee of OFI Carlyle Private Credit Fund, a Delaware statutory trust, and to all references to me in that capacity.

/s/ Justin Plouffe

Name: Justin Plouffe

Date: October 9, 2019